Blue Sphere Corporation S-1/A

Exhibit 10.36

SERVICE, MAINTENANCE AND OPERATION AGREEMENT
Contract N. SER_0356-2014-GEST — June 5, 2014

BETWEEN

1.       Orbit Energy Charlotte, LLC with its registered office at 301 McCullough Drive, 4th Floor Charlotte, NC 28262, represented by its authorized signatory, Shlomi Palas (the “Client”);

2.       AUSTEP USA Inc. with its registered office, at Empire State Building, 350 5th Avenue, 41st Floor, New York, NY 10118, represented by its legal representative and managing director, Alessandro Massone (the “S&M Contractor”); and

3.       Austep S.p.A., a company organized under the laws of Italy with an office at via Mecenate 76/45, 20138 Milano, Italy, represented by its legal representative and managing director, Alessandro Massone (“Austep”), who is signing this Agreement as a guarantor as set forth above its signature.

Client and S&M Contractor are jointly defined as the “Parties”.

WHEREAS:

(a)	On even date herewith, Client and Auspark LLC, an affiliate of the S&M Contractor, entered into a turnkey agreement for the design, construction and delivery of a biogas plant with a nameplate capacity of 5,200 kw, including all machinery, processes and equipment necessary for its complete functionality and full operation (the “Plant”) to be built and operated in North Carolina (the “EPC Agreement”).
(b)	All capitalized terms used but not defined herein have the meanings assigned to such terms in the EPC Agreement.
(c)	The feedstock of Plant will consist of organic solid and liquid waste (“OSW”) as described in Annexes 2, 5 and 6 hereto.
(d)	Once construction of the Plant reaches Power Substantial Completion in accordance with the EPC Agreement, the Client desires for S&M Contractor to operate, maintain, and service the Plant.
(e)	The S&M Contractor represents that it has the technical know-how, experience and capacity required to perform the full service and maintenance and operation of the Plant as contemplated by the EPC Agreement and that it has personnel with adequate professional qualifications for the nature and complexity of the services required.
(f)	Client desires to engage S&M Contractor to perform service and maintenance and operation in respect of the Plant, and S&M Contractor desires to accept such engagement.

Now therefore, the Parties have agreed and accepted as follows:

1	RECITALS AND ANNEXES

1.1 The recitals and annexes constitute an integral and substantive part of this agreement

(this “Agreement”).

1.2 The annexes are as follows:

•	Annex 1: Maintenance Plan (including the technical documentation provided with the CHP Units (as defined in Section 5.1(b))
•	Annex 2: Plan of Analyses
•	Annex 3: Plant Manual of operation (the “Manual of Operation”)
•	Annex 4: Form of Performance Guarantee Agreement pursuant to which S&M Contractor guarantees from the Power Substantial Completion Date a gross annual production of 41,000,000 kWh of electricity for a term of two years (the “Performance Guarantee”).
•	Annex 5: Schedule of feedstock arrivals (the “Schedule of Arrivals”)
•	Annex 6: Table of feedstock deviation quality and quantity (the “Table of Deviances”)
•	Annex 7: Form of waivers of claims to be provided by sub-contactors prior to the performance of any part of the Service (the “Form of Waiver”)
•	Annex 8: Form of Insurance Policies (the “Form of Insurance Policies”)

For the avoidance of doubt, the Parties agree that Annexes 5 and 6 will be prepared and inserted after definitive feedstock supply agreements are entered into in respect of the Plant.

1.3 This Agreement is a binding commitment as of the date executed but the obligations of the parties to perform hereunder shall commence on the Power Substantial Completion Date. For purposes of clarity, this Agreement may not be terminated prior to the Power Substantial Completion Date except to the extent provided in Article 13.

2	OBJECT OF THE AGREEMENT

2.1 Client hereby engages the S&M Contractor to perform all activities relating to the day-to-day operation and management (the “Operation Service”) and service and maintenance (both scheduled ordinary maintenance and extraordinary maintenance) (the “S&M Service”) of the entire Plant as described in more detail in below in Sections 4 and 5, respectively, on the terms and subject to the conditions of this Agreement. The Operation Service and the S&M Service are collectively referred to as the “Service”.

2.2 S&M Contractor hereby accepts the engagement to perform the Service on the terms and subject to the conditions of this Agreement.

2.3 In the performance of the Service, S&M Contractor shall operate the Plant in a commercially reasonable manner and shall maintain and preserve the Plant in good working order and condition, in accordance with its design and originally intended purposes.

2.4 In performing the Service, the S&M Contractor shall follow, and shall cause its subcontractors to follow, the applicable guidelines and instructions contained in the Plant usage manuals, the Manual of Operation and any other applicable manuals or instructions applicable to the Plant.

2.5 S&M Contractor shall be obliged to comply with, and shall cause all subcontractors to comply with, all laws and regulations relating to the performance of the Service, with special but not exclusive reference to tax, workplace safety and environmental legislation.

2.6 S&M Contractor shall perform, and shall cause its subcontractors to perform, all Service hereunder in a manner consist with (a) the original equipment manufacturer recommendations and manuals (such as the Caterpillar Application Guidelines, Operation and Maintenance Manuals and related Service Bulletins available with respect to the Equipment), including operation and maintenance guidelines, scheduled oil sampling and coolant analysis as recommended by the manufacturer (“OEM Guidelines”); and (b) all requirements of any insurance maintained with respect to the Plant.

2.7 S&M Contractor warrants that all repairs, replacements, and other Services to be performed by or on behalf of S&M Contractor in accordance with the terms of this Agreement shall be performed: (i) in a competent manner by qualified personnel using the reasonable skill and care to be expected of a prudent contractor undertaking similar work and in accordance with all applicable training requirements promulgated by the applicable equipment manufacturer; and (ii) in a manner consistent with all other requirements promulgated by the applicable equipment manufacturer that are necessary or desirable to preserve any and all manufacturer’s warranties. Without limiting the foregoing, all of the foregoing performed with respect to equipment manufactured by Caterpillar, Inc. or its affiliates shall be accomplished using Caterpillar-manufactured parts.

3	TECHNICAL DATA

During the term of the Agreement, S&M Contractor will generate or obtain any data necessary for the performance of the Service, bearing any cost necessary for the determination or receipt of such data.

4	OPERATION SERVICE

S&M Contractor agrees to use its best efforts to perform the Operation Service described in more detail below so as to enable the Plant to be operated in a continuous and optimal manner to generate 42,640,000 kwh each year starting from the Power Substantial Completion Date. Operation activities will be performed by S&M Contractor’s technicians 6 days/week, from Monday to Friday from 7:00 A.M. until 7:00 P.M. and on Saturday from 7:00 A.M. to 2:00 P.M. or such other times as may be agreed in writing by S&M Contractor and Client. S&M Contractor will also provide on-call Operation Service during weekends and holidays and otherwise outside of normal working hours. The components of the Operation Service include:

4.1       Operation and Supervision of the Plant

4.1(a) Operation

S&M Contractor will:

•	Coordinate feedstock arrivals, registering arrivals, weighting of each truck in/out and performing unloading, treatment and processing of feedstock
•	Perform constant monitoring, tuning and maintenance
•	Coordinate loading and shipping of digestate residues
•	Execute daily routine analyses for process control in house lab
•	Monitor and record the Plant’s emissions
•	Provide the hardware, software and instrumentation for a continuous, high-speed internet connection for use by and meeting the requirements of the S&M Service
•	If the party providing service and maintenance in respect of the Plant is not the S&M Contractor, allow such party and its personnel to access the Plant’s software, including via telephone connection (ADSL or ISDN line with a NT1 PLUS multiple number socket), and for such purpose install a telephone connection which works with auto select that extends to the control panel of the motor and it is capable of transmitting/sending via fax and of dialling a phone number
•	Operate the equipment, machinery, components and processes of the Plant in accordance with their respective functions and operation manuals to ensure the constant operation of the Plant and achievement of the Guaranteed Operational Level (as defined below)
•	Order and purchase all chemicals and other materials necessary for proper and continuous Plant operation and ensure that such chemicals and materials are available on-site at all times in the correct quality and quantity (it being understood and agreed that (i) S&M Contractor will use its best efforts to obtain such chemicals and other materials at the lowest price available on the market (provided that the quality and quantity of such chemicals and other materials are not compromised and the supply terms are compatible with the Plant operation needs), (ii) Client will reimburse S&M Contractor for the actual cost of the chemicals and materials purchased for Plant operation and, in this connection, S&M Contractor will invoice Client on a monthly basis for all chemicals and other materials purchased during the previous month, which shall be payable within 10 business days of receipt and (iii) if Client does not make such reimbursement, then, after written notice is made to Client, Client shall have an additional five (5) business days to make such reimbursement and if in this second period of five (5) business days no reimbursement is made, S&M Contractor shall be entitled to suspend the Operation Service until full reimbursement is made.
•	Perform all the daily and routine measures, checks and tests to ensure the continuous operation of the Plant
•	Record the weight and identity of the transporter of all deliveries of feedstock to the Plant, analyse a spot sample of the content thereof and supply accurate records thereof to Client (it being understood that Client will be responsible for all other aspects of feedstock delivery, supply and billing)
•	Maintain all records and reports necessary for the proper recording of Plant data and secure it in a safe and proper manner so that it is accessible to Client and third-parties, including Lender
•	Take such other actions as are necessary to ensure at all times the full and optimal operation of the Plant without the management and operation assistance or participation of the Client

4.1(b) Process and laboratory activities and advice

A) Activities in the Plant

The S&M Contractor process engineer shall be present at least monthly for an inspection of the Plant. The condition of (i) the digesters, (ii) the feedstock, (iii) the CHP Units and (iv) the wastewater treatment plant (“WWTP”) shall be assessed during the inspection. Samples shall be taken from fermenters and the WWTP and the operating temperatures shall be checked. The S&M Contractor will perform the following analyses:

I.	pH
II.	Dry and volatile matter: TS (total solids) and VS (volatile solids)
III.	COD
IV.	NH4-N
V.	TN
VI.	TSS
VII.	BOD
VIII.	Total P
IX.	VFA
X.	Alkalinity.

Routine analyses shall be executed three times a week by S&M Contractor’s personnel to monitor routinely the performance of the plant.

Following inspection and analysis, the results shall be provided to the Client in diagram and table form. The process manager shall also prepare a document indicating any corrective measures necessary for the best operation of the Plant.

B) Laboratory activities

The S&M Contractor undertakes to provide the following laboratory service on a monthly basis:

I.	definition and analysis of the operation of the Plant;
II.	analysis of the Feedstock entering the Plant provided by the Client;
III.	determination of the energy potential for different types of feedstock by means of a “Standard Labscale Methane Production Test” (up to a maximum of 4 tests per year);
IV.	a monthly report on how the operation of the Plant can be improved.

C) Assessment of operating data

Each month, the S&M Contractor, through its process engineer, shall analyze the operating data of the Plant and provide Client a monthly performance report on the same.

The data, which can be obtained from the Plant’s operating software shall consist of:

I.	the daily quantity of feedstock;
II.	a theoretical calculation of daily biogas production;
III.	a determination of actual production and composition of biogas;
IV.	a comparison of the theoretical and real data; and
V.	a diagram of the Plant management parameters.

 4.1(c) To the extent not mentioned elsewhere in this Agreement, S&M Contractor agrees to perform any and all other actions and services required to operate the Plant in accordance with this Agreement.

4.2	Operations Reporting

During the term of the Agreement, S&M Contractor shall keep Client informed of the performance of the Plant, of any qualitative and/or quantitative changes in production, and of any anomalies and unscheduled extraordinary maintenance interventions, by means of a monthly report issued to Client and, at Lender’s request (which may be a standing request), to

Lender. S&M Contractor shall also inform Client if any feedstock values are out of specifications. Operational and analysis data shall be provided in Excel tables with graphs indicating the main parameters and any variations thereof.

S&M Contractor shall compile a detailed monthly report of the operation of the Plant,

indicating:

•	Feedstock fed in (quantity and quality)
•	COD load
•	average degradation yield
•	biogas produced and its composition
•	electrical energy produced
•	any faults and maintenance

The above data shall be regularly monitored and recorded.

5	S&M SERVICE

S&M Contractor guarantees that the S&M Service as described below is sufficient to cover the full service and maintenance requirements of the Plant provided that there are no material deviations in the operation of the Plant from the information contained in Annexes 2, 5 and 6. To the extent that any service and maintenance actions that are necessary or reasonably desirable for the Plant to operate as designed and to preserve the equipment or other components of the Plant in accordance with manufacturer warranties or prudent industry standards are omitted from or not stated clearly in this Agreement, S&M Contractor hereby undertakes to perform such service and maintenance actions on the terms and subject to the conditions of this Agreement for no extra compensation (provided, again, that there are no material deviations in the operation of the Plant from the information contained in Annexes 2, 5 and 6).

The S&M Service shall consist of:

5.1	Maintenance of the Plant

5.1(a) Ordinary Scheduled Maintenance of the Plant

S&M Contractor shall perform, at its expense, the interventions and service and maintenance activities indicated in the Manual of Operation and any manuals of operation or similar documents in respect of any components, equipment or parts of the Plant in accordance with the terms and conditions indicated therein.

In particular, S&M Contractor undertakes to perform the following activities:

•	Use of equipment consumable materials as indicated in the ordinary maintenance schedule and according to the type recommended by manufacturers.
•	Supply of the necessary replacement and consumable materials for installed equipment according to the ordinary replacement schedule indicated by manufacturers.
•	Functional inspection of equipment and instruments.
•	Routine scheduled inspection and if necessary cleaning and calibration of probes and instruments.
•	Scheduled inspection and verification of current electrical draw.
•	Repair of any Plant wear and tear and replacement of any Plant components or equipment due to wear and tear.
•	Analysis of any faults and identification of methods to solve them.
•	Repair of any faults, stoppages, problems, malfunctions, failure to work, nonperformance or any other issues in respect of any equipment, component or process of the Plant.

As part of its regular S&M Service, S&M Contractor shall every 5 years perform, at its expense, an inspection and maintenance of the inner coating of each digester of the Plant (the “Digester Inner Coating Maintenance”). During Digester Inner Coating Maintenance, each digester will be stopped for 20 days during which the Plant electrical production will be reduced to 75%. S&M Contractor represents that the impact of the Digester Inner Coating Maintenance of the three digesters on the annual Plant performance will be 1.1% once every 5 years.

On conclusion of each ordinary scheduled maintenance activity, S&M Contractor shall describe the activity performed in the “General Maintenance Schedule for the Plant’

For the correct operation of electromechanical equipment, electric motors and motor reducers, S&M Contractor shall notify Client of and perform any intervention or service and maintenance activity it deems advisable and/or necessary (even if not strictly indicated in the Manual of Operation or any other manuals of operation or similar documents in respect of the Plant) in order to extend the durability and prolong the lifespan of the equipment.

5.1(b) Ordinary Scheduled Maintenance of the MWM Units generator sets and related equipment (the “CHP Units”)

S&M Contractor undertakes to perform, at its expense, all scheduled ordinary maintenance of the CHP Units as indicated in the Maintenance Plan (i.e., Annex 1) and as required by OEM Guidelines, including, without limitation, non-routine but scheduled maintenance actions such as non-routine maintenance required because of the number of hours a generator set has been operated (for example, top end overhaul).

In particular, S&M Contractor undertakes to perform the following activities:

•	scheduled cleaning of the exhaust fumes heat exchanger (if existing);
•	ordinary scheduled maintenance of the ventilation system, with replacement of filters;
•	scheduled overhaul maintenance of the CHP
•	ordinary scheduled maintenance of the emergency cooling and gas mixing system, including the pumps and the thermometer, up to the heat exchanger;
•	ordinary scheduled maintenance of candles during ordinary maintenance works;

In addition, S&M Contractor undertakes to provide the following materials:

•	electrical materials in accordance with the ordinary maintenance schedule of the manufacturer;
•	spare parts;
•	mechanical materials in accordance with the schedule and of the type suggested by the manufacturer;
•	Equipment used by personnel for the performance of ordinary maintenance activities;
•	Lubricants, oils and other liquid materials required or useful for the performance of the Plant
•	Laboratory tests of lubricants;
•	Purchase (at its own expense) and supply of all chemical reagents and materials necessary for S&M Service and ensuring a sufficient stock thereof (it being understood that the expenses for the chemical reagents necessary for the Operation Service will be reimbursed to S&M Contractor by Client, as provided for in Section 4.1(a)); and
•	Regular biological tests and laboratory analysis of the waste used in the Plant and the digestate generated by it; and
•	replacement of catalytic converter and supply of lubricating oil for the motor.

The following are explicitly excluded from the obligations of the S&M Contractor and therefore are the responsibility of Client:

•	modifications and/or additions to the Plant;
•	supply of fuel, water and electrical energy necessary for interventions and service and maintenance activities;
•	disposal of waste and oils and the relevant costs, including costs related to the necessary administrative procedures; and
•	compilation of tax records.

5.1(c) Unscheduled extraordinary maintenance

S&M Contractor undertakes to perform at its expense (except as expressly stated below) any and all unscheduled extraordinary service and maintenance (i.e. accidental damage, damage caused by third parties and/or by Client) as quickly as practicable. Prior to or at the same time of the performance of such extraordinary service and maintenance, S&M Contractor will send written notification thereof to Client specifying the expected scope of work. If the required extraordinary service and maintenance is not reasonably foreseeable and not caused by S&M Contractor or others under its control (“Unforeseeable Maintenance Work”), S&M Contractor shall be entitled to request additional compensation. If S&M Contractor believes that extraordinary service or maintenance constitutes Unforeseeable Maintenance Work, S&M Contractor shall send to Client, together with the written notification provided for above, a quote for the additional compensation. If Client disputes: (A) S&M Contractor’s contention that the extraordinary service and maintenance required constitutes Unforeseeable Maintenance Work, and/or (B) the amount of the quote provided by S&M Contractor, it shall inform S&M Contractor in writing and, lacking an amicable agreement between the Parties, the dispute will be submitted to the Ruler for adjudication in accordance with the rules and procedure set forth in Section 26 below. Notwithstanding any entitlement to request additional compensation above, S&M Contractor shall only receive such additional compensation from any actual cash proceeds to be received in respect of any applicable insurance policies in force. Under no circumstance will S&M Contractor wait to perform the required extraordinary service and maintenance work until adjudicated by the Rule. Instead such extraordinary service and maintenance work shall be performed as soon as possible and any claims for additional compensation shall be decided in parallel or afterward.

5.2 S&M Reporting

During the term of the Agreement, S&M Contractor shall issue monthly reports to Client (and, at Lender’s request (which may be a standing request), to Lender) detailing any and all S&M Service activities performed by S&M Contractor and the underlying issues, faults or problems requiring S&M Service in such period.

6	Personnel of the S&M Contractor

The S&M Contractor undertakes to assign specialised staff with the requisite experience and skill-set to perform the Service, including personnel satisfying the requirements necessary or desirable to preserve any and all manufacturer’s warranties, taking responsibility for all relevant expenses (such as, for example, transportation, travel, food and accommodation, etc.). S&M Contractor’s staff shall be equipped with the necessary operating, service and maintenance resources for the provision of the Service. S&M Contractor’s staff will be present on the Project site and monitor the Plant on a daily basis from Monday to Friday from 7:00 am to 7:00 pm and on Saturday from 7:00 am to 2:00 pm and for so long as is necessary to fulfil all obligations of the S&M Contractor under this Agreement whether during or outside of normal working hours, including weekends and holidays. S&M Contractor agrees that it shall not be entitled to any extra compensation for any time spent at the Plant by its staff outside of normal working hours or on weekends or holidays.

Professional Positions:

•	Laboratory technician defines the analytical procedures and methods applied in the laboratory to perform the analytical tests and executes them. He is also responsible for the study and selection of the optimal conditions for plant performance and assistance in the resolution of any operating anomalies, for official on-site sampling and analysis procedures carried out by external agreed laboratories.

The Laboratory technician shall verify process operating data, prepare monthly reports on the performance of the Plant.

Presence: daily on site.

•	Site manager is responsible for coordination and execution of all aspects of the Service, assigning tasks and giving instructions to the S&M Contractor’s operating and support staff. He verifies plans for scheduled and unscheduled maintenance operations on the facilities and oversees them with the help of the personnel available on site. He is also responsible for monitoring and optimization of electricity consumption in the operation of the Plant.

Presence: daily on site.

•	Plant Engineer is responsible for the management and performance of all engineering aspects of the Service.
•	Operation personnel A team of three persons per each shift who will perform all aspects of the Service under the coordination and instruction of the Site Manager.

Presence: daily on site.

7	ON-CALL SERVICE

The S&M Contractor shall provide a 24x7 telephone service with direct and immediate access to a person with relevant expertise in order to take necessary actions and/or in the event of urgent operational, service and maintenance requirements. The S&M Contractor undertakes to perform Service, whenever necessary, within 24 hours, day or night including holidays and weekends, from communication in respect of the Plant. The S&M Contractor shall provide a telephone number at which it shall be available on a 24-hour basis, seven days a week, 365 days a year. To enable the S&M Contractor’s online support, the Client will in accordance with Section 8(b) below maintain or procure the maintenance of a 24/7, continuous high-speed internet connection, enabling the S&M Contractor to log on to the online control system of the Plant and perform required interventions and Service. S&M Contractor shall provide in writing the exact type of high-speed internet connection required for the purpose of this Agreement separately to Client.

8	OBLIGATIONS OF CLIENT

Without prejudice to any other provision of this Agreement, Client undertakes, at its own expense, to perform or cause one or more third parties to perform the following activities:

a)	to supply the Plant at its own expense with feedstock in accordance with Annexes 2, 5 and 6;
b)	to provide and maintain a continuous, high-speed internet connection that meets all reasonable requirements of the S&M Contractor;
c)	to dispose of digestate that has been dewatered and dried by S&M Contractor in accordance with applicable specifications;
d)	to carry out an inspection of the Plant on a monthly basis, using its own personnel or through a third party other than S&M Contractor;
e)	maintain all permits needed for the proper running of the plant;
f)	refrain from any modification and/or direct and/or third party service and maintenance that is not provided for in the Agreement;
g)	make available, free of charge and for the entire term of this Agreement, an appropriate space where the personnel of S&M Contractor may store the materials and tools necessary for the performance of the Service as established in this Agreement;
h)	compile tax records (if any) of energy produced by the CHP Units;
i)	allow S&M Contractor’s personnel and/or personnel indicated by S&M Contractor to turn off all equipment, including the endothermic engine (i.e., the CHP units), where necessary and/or useful for the Service;
j)	ensure that S&M Contractor has direct access to the registers/meters/accounting books that indicate the amount of electricity produced and consumed by the Plant each month;
k)	bear the cost of chemicals and materials to be used in the Operation Service, including, but not limited to water and electricity for Plant operation; and

I)	ensure that the Plant is supplied with electrical power and is connected to the water mains.
9	OBLIGATIONS OF S&M CONTRACTOR

Without prejudice to other provisions of this Agreement, S&M Contractor generally undertakes to fulfil all the obligations that it has assumed under this Agreement in compliance with Client’s permits and the provisions of law, including without limitation environmental legislation.

In particular, S&M Contractor undertakes to perform the following activities:

a)	to assist Client in its relations with the competent authorities, both public or private (including the power off-taker and, if different, the utility providing power to the plant), providing technical information on the Plant and on the Service from time to time;
b)	to provide all the personnel necessary for the performance of the Service and the fulfilment of the obligations under this Agreement. Each member of S&M Contractor’s staff and of any subcontractors (including specialised and qualified technicians) shall have appropriate experience in the performance of their duties and activities;
c)	to use equipment and parts that complies with all applicable U.S. standards technical rules.
d)	analyze the oil for the CHP Units when needed in accordance with the OEM Guidelines at a certified laboratory and provide oil sample analysis reports to Client;
e)	use lubricating oil exclusively according to the machinery supplier’s instructions;
f)	provide for the installation of a telecommunications connection to enable maintenance to be conducted remotely in accordance with the instructions of S&M Contractor. Client shall allow the connection;
g)	provide and pay for the equipment to be used to create the Plant’s internet connection; bear the cost of chemicals and materials to be used in the S&M Service; and
h)	prior to the performance by any sub-contractor of any part of the Service, provide Client with waivers of claims against or in respect of the Plant or Client in the form and substance attached hereto as Annex 7.

10	CLIENT MANAGER

Client shall appoint a manager to liaise with S&M Contractor. Such manager shall act as the interface with S&M Contractor and shall sign for technical acceptance the invoices sent by S&M Contractor to Client.

11	INSURANCE COVERAGE

S&M Contractor shall maintain machinery breakdown insurance and a machinery breakdown business interruption insurance policy covering all the following risks and damages and will present the Principal with valid insurance policies and/or certificates.

a) Machinery breakdown insurance

I.       All Risk coverage including, but not limited to

i.	machinery breakdown
ii.	unforeseen natural hazards (including, but not limited to fire, hail, windstorm, weight of snow and ice, inundation, flood, landslide and earthquake perils)burglary/robbery/vandalism/riot mass commotion (civil unrest and looting)
iii.	operating error, unskillfulness, construction-, material errors, short-circuit fault, over-current, over-voltage, failure of measuring and control devices, security devices; water-, oil- or lubricant-shortage;
iv.	breakage by centrifugal force
v.	high/low-pressure
vi.	storm, ice, freeze.
II.	The insurance protection will be applied to all the machinery/equipment/electronics/movable property situated at the Plant.
III.	The protection will cover also the debris removal and clean-up costs in a min. amount of USD 600,000 and the extra costs of a minimum limit of USD 300,000.

IV.       The deductible will not exceed USD 10,000.

b) Machinery breakdown business Interruption insurance defined as

I.	Business interruption losses defined as a loss of revenue caused by an event insured under the Machinery breakdown insurance coverage.
II.	The guarantee period should amount to 6 months for machinery breakdown claims and 12 months for unforeseen natural hazards (including, but not limited to fire, hail, windstorm, weight of snow and ice, inundation, flood, landslide and earthquake perils)
III.	The coverage should be applicable also to utility business interruption, contingency business interruption and denial of access with a minimum guarantee period of 6 months.
IV.	The deductible will not exceed 7 days.

12	PERSONNEL SAFETY AND HYGIENE

The personnel of S&M Contractor shall observe the hygiene standards required for the Plant. In this respect, S&M Contractor shall provide its personnel with the necessary material, such as gloves, shields, etc.

S&M Contractor shall comply with all safety standards established by applicable safety regulations, taking responsibility for personnel training.

S&M Contractor shall be responsible for the maintenance and restoration after use of safety devices such as fire extinguishers, lifebuoys, masks, first aid kits, etc. required at the Plant. S&M Contractor undertakes to obtain all authorizations, permits, registrations and licenses required by applicable law and regulations that are necessary to fulfil its obligations pursuant to this Agreement prior to commencing the Service. In addition, S&M Contractor undertakes:

a)	to comply with, and to cause any subcontractors to comply with legislation on social insurance and tax obligations, whether contributory, remunerative, welfare, social security or concerning safety
b)	to pay, and to cause any subcontractors to pay its employees regularly and pay the statutory contributions and charges, as well as any amounts due by law in relation to employment, welfare, social security and the use of labor force
c)	to pay, and to cause any subcontractors to pay contributions due pursuant to law to every competent entity in relation to employment, welfare, social security and the use of labour force,
d)	S&M Contractor is furthermore obliged to provide Client with a copy of the lists of its personnel and of any subcontractors personnel, who operate on the site, indicating their status pursuant to social security, welfare, insurance and accident prevention legislation, immediately notifying Client in writing of any up-date or change of status.
e)	In the event that S&M Contractor fails to fulfil the obligations indicated in this Section 10 or fails to provide proof of the fulfilment of such obligations on the part of any subcontractors, it shall hold Client harmless from any consequences. In particular, S&M Contractor undertakes to hold Client harmless from any claim whatsoever, right or action made by anyone in relation to the remunerative, social security, insurance and tax status of its employees and/or associates, and those of any subcontractors and providers of services. S&M Contractor shall be solely responsible for any damage caused to Client by any failure on the part of its own personnel to comply with safety regulations, provided that such damage is not attributable to facts and/or conduct directly attributable to Client.
13	TERM OF THE AGREEMENT AND TERMINATION

13.1 The Agreement is a binding commitment as of the date executed but the obligations of the parties to perform hereunder shall commence on the Power Substantial Completion Date. The term shall continue until the date that is 10 years after the Power Substantial Completion Date subject to the following:

(i)	The provision of the Operation Service will terminate 10 years from the Power Substantial Completion Date if not renewed in writing signed by both Parties for successive periods of one year; and
(ii)	The provision of the S&M Service will terminate 10 years from the Power Substantial Completion Date if not renewed in writing signed by both Parties for successive periods of one year.

13.2 The provision of the Operation Service or the S&M Service may be terminated as follows:

(a) Client may terminate the provision of the Operation Service or the S&M Service upon 14 days’ notice in any of the following cases:

i.	the insolvency, bankruptcy or commencement of voluntary/involuntary liquidation proceedings in respect of S&M Contractor; failure on the part of the S&M Contractor to obtain or maintain any required insurance coverage;
ii.	a material breach by the S&M Contractor in the performance of the Service under this Agreement that is not cured within 30 days of written notice of such material breach; and/or
iii.	failure to produce at least 41,000,000 kwh of electricity in any 12 month period after the expiration of the Performance Guarantee.

(b) S&M Contractor may terminate the provision of the Operation Service or the S&M Service upon 14 days’ notice in any of the following cases:

i.	non-payment by the Client of at least two consecutive instalments of the applicable monthly fee by the established deadline; and/or
ii.	the insolvency, bankruptcy or commencement of voluntary/involuntary liquidation proceedings in respect of Client.

13.3 In the event of a termination of the Operation Service pursuant to Section 13.2, S&M Contractor agrees to train at its own expense Client’s personnel (who shall have appropriate technical qualifications for a Plant of this nature) in the operation and management of the Plant and in performing first interventions and service and maintenance activities in the event of failure or malfunction. Such training shall last up to three months.

14	PLANT PERFORMANCE, EXPENSES AND OPERATION SERVICE COMPENSATION

14.1 S&M Contractor will use its best efforts to perform the Operation Service so as to enable the Plant to be operated in a continuous and optimal manner to generate 42,640,000 kwh (the “Electrical Production Level”) each year starting from the Power Substantial Completion Date. For the avoidance of doubt, the parties agree that the Electrical Production Level is separate from any performance guarantee provided by S&M Contractor under any other agreement between the parties. Claims and compensation under the performance guarantee provided by S&M Contractor have no affect or impact on any rights or compensation to be paid by either party hereunder.

14.2 In exchange for performing the Operation Service and using its best efforts to cause the Plant to reach the Electrical Production Level and subject to the next sentence, S&M Contractor shall receive an annual fee of USD 297,000 (the “Operating Fee”), which is all-inclusive in respect of the Operation Service. S&M Contractor shall receive a bonus of 10% of the revenue to be generated from any kwh of electricity produced by the Plant in excess of the Electrical Production Level up to the maximum number of kwh that Client is entitled to sell and receive payment for under the power purchase agreement in respect of the Plant plus the actual cost of running the CHP units for each hour of excess electrical production. Conversely, S&M Contractor agrees that Client shall deduct from the Fee 10% of the revenue that Client does not receive for each kwh of electricity by which the actual number of kwh is below the Electrical Production Level up to a maximum of 41,000,000 kwh (but only for so long as the Performance Guarantee is in effect; after the expiration of the Performance Guarantee, no such limit shall apply). By way of illustration only, if the Plant produces only 42,000,000 kwh per annum then S&M Contractor agrees that Client shall deduct from the Fee that amount that equals to 10% of the revenue it would have received for 640,000 kwh of electricity. For the purpose of this Section 14.2, it is agreed that the amount to be received by Client or S&M Contractor for each kwh of electricity is USD 0.068 plus the applicable amount of any renewable energy credits and other benefits under the power purchase agreement.

14.3 In the event that S&M Contractor does not render the Operation Service as set forth in this Agreement, Client shall be entitled to deduct from the Operating Fee any reasonable amount it spends or is out of pocket to remedy such omission. For the avoidance of doubt, Client will not terminate S&M Contractor for a non-material breach of this Agreement.

15	S&M SERVICE COMPENSATION

15. 1 The parties hereto agree that the compensation in respect of the S&M Service set forth below has been calculated based on the fact that S&M Contractor is providing the Operation Service.

Consideration for the S&M Service: Net Price: USD 706,000/year (the “S&M Fee”)

Insurance for S&M and plant property: Net Price: USD 150,000

Total Net S&M Price: USD 856,000/year

Accordingly, the total net yearly compensation for i) the S&M Service and ii) the Operation

Service shall be as follows:

Total Net S&M Price: USD 856,000

Operating Fee (§14.2): USD 297,000

Total Net S&M, Insurance and Operation Compensation: USD 1,153,000

15.2 The Client is required to pay 1/12 of the Total Net Price on the fifth working day of the month following that in which the Service were performed. If payment is delayed by over four weeks, the S&M Contractor shall have the right to suspend service provision until payment is made.

15.3 In the event that the Plant is fed with feedstock other than or in greater quantities than the amounts indicated in Annex 6 hereto, the Client shall bear the cost of any S&M Service and/or spare parts or supplies reasonably required in addition to those provided for in this Agreement.

15.4 In the event that S&M Contractor does not render the S&M Service as set forth in this Agreement, Client shall be entitled to deduct from the S&M Fee any reasonable amount it spends or is out of pocket to remedy such omission. For the avoidance of doubt, Client will not terminate S&M Contractor for a non-material breach of this Agreement.

16	RIGHTS OF S&M CONTRACTOR

It is understood that the performance of the Service by S&M Contractor is necessarily conditional on the exercise of the following rights:

•	the right of access at any time to the area in which Plant, its associated facilities and the premises where the components are located
•	the right to verify the status of the Plant and to perform maintenance or other operations or necessary activities
•	the right to have a key or equivalent means of access to the Plant and the surrounding area, with authorization to use the access means for regular maintenance of the biogas plant and connected plants, in particular in the event of a fault or emergencies
•	the right to perform ordinary scheduled maintenance or repairs during normal working hours from Monday to Friday between 7:00 am and 7:00 pm and outside of the aforementioned working hours and days in the event of an emergency or other necessity
•	the right to replace or supplement the maintenance plans or other equivalent documents with a different maintenance schedule in the event of replacement of parts or components for technical reasons.
17	REPRESENTATIONS OF CLIENT

Client acknowledges that it has been informed of the fact that during the performance of the Service it may be necessary to shutdown the Plant (including the shutdown of the CHP Units with a consequent interruption in energy production). Client holds S&M Contractor harmless from any liability for loss or damage arising from a required shutdown of the Plant during the performance of the Service, provided that the duration of such shutdown is minimized. In the event that Client is obliged to modify or replace the equipment and/or technology that forms part of the Plant, resulting in changes to the maintenance plan and/or changes in the use of spare parts or consumables, Client undertakes to agree any such changes with S&M Contractor and S&M Contractor reserves the right to modify the conditions of this Agreement if such changes cause S&M Contractor to incur additional expenses. Client, its associates and all its personnel who have access to the zone where work is performed shall comply with S&M Contractor instructions during the performance of ordinary scheduled maintenance works (e.g. prohibition of entry, workplace safety measures, extra protective equipment) without any right to compensation for any damages.

18	SUBCONTRACT

Notwithstanding anything else herein to the contrary, Client hereby authorizes S&M Contractor to subcontract the S&M Service or part of the S&M Service to one or more Subcontractors, in each case, subject to the advance, written approval of Client and Lender with such approval not to be withheld or delayed unreasonably. The technical management of the Plant, analytical operations, and the supervision of the Plant shall not be subcontracted. Subcontractors shall be selected from companies with proven experience in the sector.

19	WARRANTY

With respect to the S&M Service, S&M Contractor warrants that the parts, materials and/or components used in the repair or replacement of any portion of the Plant shall be of good quality, new, and free of any defect whatsoever in material or workmanship, and that, without limiting S&M Contractor’s other obligations hereunder, S&M Contractor will repair at S&M Contractor’s expense any damage, defect and/or fault in material or workmanship for a period of two years after such work is performed. S&M Contractor further covenants that it will use original parts, materials and/or components consistent with OEM Guidelines so long as such parts, materials and/or components are available on the market.

20	SEVERABILITY OF PROVISIONS - REPRESENTATIONS

20.1 In the event that one of the terms or conditions of this Agreement is deemed invalid or in any case not executable, such circumstance shall not entail the invalidity of the remaining terms and conditions of the Agreement, which shall continue to be fully valid and effective.

20.2 The Parties warrant that they have actually discussed, negotiated and agreed each individual and specific clause of this Agreement. On conclusion of the negotiations, the Parties decided to sign two original copies of the Agreement.

21	AMENDMENTS

Any derogation of or amendment to the Agreement shall be valid and effective only if set forth in a written document duly signed by the Parties.

22	AMENDMENTS TO THIS AGREEMENT BY THE LENDER

The Parties acknowledge and accept that the Lender may request or demand that certain terms of this Agreement be revised or new terms be added and each Party hereby declares its willingness to negotiate in good faith any such amendments insofar as the requests of the Lender are reasonable.

23	NOTIFICATION AND PROCESSING OF DATA

All communications and the other notifications under the Agreement shall be formulated in writing and shall be deemed duly notified if delivered personally, including by courier, or if sent by registered letter with return receipt, or if transmitted by fax to the Parties at the following addresses:

24	FORCE MAJEURE EVENT

24. 1 The following events constitute force majeure (each a “Force Majeure Event “) so long as such events are not reasonably foreseeable and are beyond the control of the affected party: acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the State or any state or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; civil disturbances; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornadoes; storms; droughts; floods; arrests; restraint of government and people; explosions; breakage, malfunction or accident to facilities, machinery not comprising the Plant, transmission pipes or canals; partial or entire failure of utilities; shortages of labor, materials, supplies or transportation.

24.2 In the event that for any period of time after the Power Substantial Completion Date, the Plant is completely inoperable due to the occurrence of a Force Majeure Event, S&M Contractor shall immediately notify Client with a copy to Lender of such Force Majeure Event in reasonable detail. S&M Contractor’s obligations under this Agreement shall be suspended from the date of such Force Majeure Event until it is no longer in existence; provided that S&M Contractor complies with the obligations set forth in Section 24.4; provided, further, that S&M Contractor shall at all times use all reasonable efforts to ensure that the Plant commences partial operation, as well as full operation, as soon as possible after the Force Majeure Event occurs. S&M Contractor shall provide Client with notice to Lender with periodic updates, at such intervals as Client may request, but in no event less frequently than monthly, on the status of the Force Majeure Event and the steps that S&M Contractor is taking to restore the Plant to full operation.

24.3 Notwithstanding anything else to the foregoing, the following shall not be deemed Force Majeure Events:

(i)	the absence of materials, manpower or service, unless such absences are attributable to an event of force majeure
(ii)	site closures imposed by the competent authorities as a result of failure on the part of the S&M Contractor to comply with applicable legislation and regulations
(iii)	strikes limited to the establishments and employees of the S&M Contractor and Subcontractors, including the states of agitation, and participation by employees of the S&M Contractor and Subcontractors in strikes of any kind that are not of a national and sectoral nature.

24.4 The Party affected by an event of Force Majeure shall not be deemed to have defaulted only if:

(i)	it informs the other Party of the Event of Force Majeure within 24 (twenty four) hours of the occurrence of the Event, providing an adequate explanation of the Event of Force Majeure and its foreseeable duration

(ii)	it has in full effect and force an insurance policy covering up to $2,500,000 of the damage, loss and/or claims caused by or related to such Event of Force Majeure, it makes all relevant communications to the respective insurance companies in a proper and timely manner and uses its best efforts to obtain and transfer the proceeds of such policy to Client after a claim is duly made therefor
(iii)	it has done all in its power to prevent or mitigate the Event of Force Majeure that is an obstacle to its fulfilment.

24.5 Force Majeure Events which only partly prevent the fulfilment of the contractual obligation of one Party shall not release the said Party from its obligation to fulfil obligations that are not hindered by the said Force Majeure Event.

24.6 In the event that the Event persists for more than 360 (three hundred and sixty) days, each Party shall have the right to withdraw from the Agreement. In such an event, S&M Contractor shall only be entitled to receive the part of the consideration due for the part of Service performed up to the date of exercise of the withdrawal.

25	ASSIGNMENT OF RIGHTS

Except to or at the direction of the Lender, to or at the direction of any party purchasing or benefiting from the investment tax credit applicable to the Plant or any party purchasing the Plant and as set forth in this Article 25, this Agreement may be assigned only with the prior written consent of the other Party. Client may collaterally assign this Agreement and any rights or obligations thereunder to any finance provider or any trustee or agent of any financer as collateral security and in connection therewith; S&M Contractor shall execute and deliver to such financer any consents or other documents reasonably requested by such financer.

Notwithstanding the foregoing, Client may, without prior consent, assign its rights hereunder to a lender and/or trustee acting on behalf of a lender, or any financing entity, which acquires a security interest in Client or the Plant (collectively, the “Security Lenders”) in connection with any financing involving the Plant. In the event of an assignment of Client’s rights hereunder to any Security Lenders, S&M Contractor shall take such further actions and execute such documents as are reasonably requested by such Security Lenders to effectuate such assignment including, without limitation, a consent agreement containing customary terms and conditions. Such customary terms and conditions shall include, but not be limited to, provisions related to extended notice and cure periods to be provided to the Security Lenders, and other terms and accommodations to Security Lenders as are customary for non-recourse project financings. Solely with respect to any Security Lender which acquires a security interest in Client or this Agreement, and provided S&M Contractor has received written notice from Client of such interest and request, S&M Contractor shall give written notice to such Security Lender of any default or event of default by Principal under this Agreement.

26	PROCEDURE FOR DECISION OF DISPUTES BY THE RULER

The Ruler is any other person nominated pursuant to a written agreement among the Parties; in the absence of such agreement by the seventh (7) working day following a written request made by any Party for the nomination of the Ruler, the Ruler shall be appointed by the chairman of the American Association of Engineers. With respect to any disputes relating to a technical issue and\or of a technical nature under this Agreement (including any annexes thereof): (i) the relevant technical matter (including without limitation, unless explicitly indicated otherwise herein) with respect to any financial aspects thereof shall be exclusively decided by the Ruler, (ii) the Ruler’s opinion shall be final, undisputable and non-appealable, and the Parties will be finally bound thereby, and (iii) the Ruler shall give reasons for its ruling, but will not be subject to any procedural Law; (iv) Ruler’ fees shall be borne by the losing party, or as decided by the Ruler; (v) the Ruler shall give its decision within 7 working days form his appointment.

27	ARBITRATION, JURISDICTION, APPLICABLE LAW

With the exception of those disputes to be decided by the Rule, all disputes or claims between the Parties arising out of or related to this Agreement, its subject matter and/or its validity will be decided by binding arbitration which, unless the Parties mutually agree otherwise in writing, shall be administered by the American Arbitration Association in accordance with its Construction Industry Arbitration Rules in effect on the date of this Agreement.

The venue of the arbitration will be in the State where the Plant is located.

The applicable law will be the law of the State where the Plant is located; the arbitrator shall: (i) apply substantive applicable Law; (ii) shall not be bound by any rules of procedure and\or evidence; and (iii) shall give reasons for his ruling.

The language of the arbitration will be English.

In witness thereof, the Parties have signed this Agreement.

Austep USA Inc., the S&M Contractor
/s/ Austep USA Inc.
Date: June 6, 2014

Orbit Energy Charlotte, LLC, the Client
/s/ Orbit Energy Charlotte, LLC
Date: June 6, 2014

GUARANTEE

Austep S.p.A. (“Austep”) irrevocably, primarily, absolutely and unconditionally guarantees to Client and Its successors and assigns, for the benefit of the foregoing and Lender, the prompt and complete payment and performance when due of the obligations of S&M Contractor under this Agreement, including all amendments, modifications, renewals or extensions thereto, without regard to the liability or defenses of any other person or the existence of any other security for or guarantee in respect of this Agreement. Austep hereby agrees that any claimant under this guarantee may proceed directly to claim any amount due to it by S&M Contractor from Austep provided that (i) it has sent a notice of claim to S&M Contractor and (ii) S&M Contractor has not cured within 60 days from receipt of the notice and notwithstanding any bankruptcy or insolvency of Contractor. This Guarantee is a guarantee of payment and performance and not of collection, and Austep hereby waives presentment, protest and notice of acceptance, non-payment and any and all other notices and demands whatsoever to which Austep may be entitled and agrees that consent of Austep shall not be required in connection with any modification of or waiver with respect to this Agreement or S&M Contractor’s obligations hereunder. No delay in making demand on Austep shall prejudice any claimant’s rights hereunder. Austep additionally agrees to pay all costs and expenses including attorneys’ fees, incurred by any claimant in enforcing this Guarantee.

Austep S.p.A.

/s/ Austep S.p.A.